Exhibit (a)(5)(B)

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Pamela Eisele	Investor Contacts:	Peter Dannenbaum
	(267) 305-3558		(908) 740-1037

Courtney Ronaldo (908) 740-6132

Merck Begins Tender Offer to Acquire Immune Design

KENILWORTH, N.J., March 5, 2019 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, is commencing today, through a subsidiary, a cash tender offer to purchase all outstanding shares of common stock of Immune Design (NASDAQ: IMDZ). On Feb. 21, 2019, Merck announced its intent to acquire Immune Design.

Upon the successful closing of the tender offer, stockholders of Immune Design will receive $5.85 in cash for each share of Immune Design common stock validly tendered and not validly withdrawn in the offer, without interest and less any required withholding taxes. Following the purchase of shares in the tender offer, Immune Design will become a wholly-owned subsidiary of Merck.

Merck will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, which provides the terms of the tender offer. Additionally, Immune Design will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Immune Design board of directors that their stockholders accept the tender offer and tender their shares.

The tender offer will expire at 12:00 am EDT on April 2, 2019, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares which, together with shares then owned by Merck (if any), represents a majority of the outstanding shares, and the expiration or the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close early in the second quarter of 2019.

Additional Information about the Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Immune Design (“IMDZ”) or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Merck Sharp & Dohme Corp. (“Merck”) and Cascade Merger Sub Inc., a wholly-owned subsidiary of Merck (“Buyer”), with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Immune Design with the SEC. The offer to purchase shares of Immune Design common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Additional copies of the tender offer materials may be obtained at no charge by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J., 07033 or by phoning (908) 423-1000. In addition, Merck and Immune Design file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Merck or Immune Design at the SEC public reference room at 100 F Street, N.E., Washington, D.C., 20549. For further information on the SEC public reference room, please call 1-800-SEC-0330. Merck’s and Immune Design’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world—including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” that are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, risks associated with the ability to consummate the proposed transaction described herein; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2018 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).